UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2010

THE FORSYTHE GROUP TWO, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-53107	26-0830388
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

245 East Front Street, Suite A, Statesville, NC		28677
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (704) 495-3101

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17  CFR 240.13e-4(c)).

Item 1.01. Entry Into A Material Definitive Agreement.

The Forsythe Group Two, Inc., a Nevada corporation (the "Company"), and the Company's sole stockholder entered into a Share Exchange Agreement (the “Share Exchange Agreement”) effective June 16, 2010 with BioFuel Technologies, Inc., a Georgia corporation (“BFT”), and all of the shareholders of BFT (the “BFT Shareholders”).  Pursuant to the agreement, the Company agreed to issue an aggregate of 14,697,132 shares of its common stock to the BFT Shareholders in exchange for 100% of the outstanding shares of capital stock of BFT (the "Share Exchange").

The Company also entered into a Contribution and Cancellation Agreement with Quality Investment Services, LLC, its sole stockholder ("QIS"), that provides that as of the closing date of the Share Exchange Agreement, as described below, (i) QIS will cancel and forgive all amounts due under a certain Non-Negotiable Demand Promissory Notes in the aggregate principal amount of $48,737.75 which accrued interest at the rate of 8% per year, and (ii) QIS will surrender for cancellation 300,000 shares of common stock that it owns.

Pursuant to the terms of the Share Exchange Agreement, the Company expects there will be approximately 15,397,132 shares of common stock outstanding after giving effect to the transactions contemplated by the Share Exchange Agreement, assuming the cancellation of the shares pursuant to the Contribution and Cancellation Agreement.

The consummation of the Share Exchange is subject to certain conditions.  The Share Exchange, if consummated, will result in a change-in-control of the Company and the assumption by the Company of BFT’s operations and liabilities.  In connection with the change-in-control, there will be a new Board of Directors (subject to the expiration of the waiting period required by a filing to be made with the SEC to report the change in the majority of members of the Company's board) and management of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description
99.1
Share Exchange Agreement dated June 16, 2010 among The Forsythe Group Two, Inc., Quality Investment Services, LLC (the sole stockholder of the registrant), BioFuel Technologies, Inc. and all of the shareholders of BioFuel Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FORSYTHE GROUP TWO, INC.

Date: June 18, 2010	By:	/s/ Hunt Keith
Hunt Keith, President